Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2021 Financial Results
Ridgefield, CT, February 9, 2022 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its fourth quarter ended December 24, 2021.

Financial highlights for the fourth quarter of 2021:

•Net sales increased 98.2% to $558.3 million for the fourth quarter of 2021 from $281.7 million for the fourth quarter of 2020.
•GAAP net income was $8.4 million, or $0.22 per diluted share, for the fourth quarter of 2021 compared to net loss of $37.1 million, or $(1.02) per diluted share, in the fourth quarter of 2020.
•Adjusted EPS1 was $0.26 for the fourth quarter of 2021 compared to $(0.52) for the fourth quarter of 2020.
•Adjusted EBITDA1 was $30.2 million for the fourth quarter of 2021 compared to negative adjusted EBITDA of $(10.5) million for the fourth quarter of 2020.

“Revenue trends were strong in the fourth quarter as we saw continued growth in consumer confidence in dining out across our markets,” said Chris Pappas, Chairman and Chief Executive Officer of the Company. “December sales and business activity grew steadily as holiday customer traffic drove sequential volume increases commensurate with pre-COVID periods, even with a reduction in larger corporate parties and events.”

Fourth Quarter Fiscal 2021 Results

Net sales for the quarter ended December 24, 2021 increased 98.2% to $558.3 million from $281.7 million for the quarter ended December 25, 2020. Organic sales increased $252.1 million, or 89.5% versus the prior year quarter. Sales growth of $24.4 million, or 8.7%, resulted from acquisitions. Organic case count increased approximately 67.5% in the Company’s specialty category with unique customers and placements increases at 35.0% and 55.5%, respectively, compared to the prior year quarter. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 49.3% compared to the prior year quarter. Estimated inflation was 12.5% in the Company’s specialty categories and 29.2% in the center-of-the-plate categories compared to the prior year quarter.
Gross profit increased approximately 113.5% to $125.7 million for the fourth quarter of 2021 from $58.9 million for the fourth quarter of 2020. Gross profit margin increased approximately 161 basis points to 22.5% from 20.9%. Gross margins in the Company’s specialty category increased 637 basis points and gross margins decreased 291 basis points in the Company’s center-of-the-plate category compared to the prior year quarter.

Selling, general and administrative expenses increased by approximately 31.7% to $109.2 million for the fourth quarter of 2021 from $82.9 million for the fourth quarter of 2020. These increases were primarily volume-based increases to support our sales growth for the quarter ended December 24, 2021. As a percentage of net sales, operating expenses were 19.6% in the fourth quarter of 2021 compared to 29.4% in the fourth quarter of 2020.

Other operating expense decreased by approximately $23.6 million primarily due to a $24.2 million impairment charge for Del Monte and Bassian trademarks in the prior year period.

Operating income for the fourth quarter of 2021 was $15.8 million compared to operating loss of $48.3 million for the fourth quarter of 2020. The increase in operating income was driven primarily by higher gross profit, partially offset by higher selling, general and administrative, as discussed above. As a
1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

percentage of net sales, operating income was 2.8% in the fourth quarter of 2021 as compared to operating loss of 17.1% in the fourth quarter of 2020.

Total interest expense decreased to $4.2 million for the fourth quarter of 2021 compared to $5.3 million for the fourth quarter of 2020. The decrease in interest expense is the result of lower effective interest rates charged on the Company’s outstanding debt.

Net income for the fourth quarter of 2021 was $8.4 million, or $0.22 per diluted share, compared to net loss of $37.1 million, or $(1.02) per diluted share, for the fourth quarter of 2020.

Adjusted EBITDA1 was $30.2 million for the fourth quarter of 2021 compared to negative adjusted EBITDA of $(10.5) million for the fourth quarter of 2020. For the fourth quarter of 2021, adjusted net income1 was $10.2 million, or $0.26 per diluted share compared to adjusted net loss of $19.0 million, or $(0.52) per diluted share for the fourth quarter of 2020.

Full Year 2022 Guidance

Based on current trends in the business, the Company is providing the following financial guidance for fiscal year 2022:

•Net sales between $2.1 billion and $2.2 billion
•Gross profit between $494 million and $517 million; and
•Adjusted EBITDA between $99 million and $111 million.

Fourth Quarter 2021 Earnings Conference Call

The Company will host a conference call to discuss fourth quarter 2021 financial results today at 8:30 a.m. EDT. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions; we may not achieve the benefits expected from our acquisitions, which could adversely impact our business and operating results; we may have difficulty managing and facilitating our future growth; conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network; our distribution of center-of-the-plate products, like meat, poultry and seafood, involves exposure to price volatility experienced by those products; our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures; because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on our business, financial condition or results of operations; our ability to raise capital in the future may be limited; we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; interest charged on our outstanding debt

1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; our business operations and future development could be significantly disrupted if we lose key members of our management team; and significant public health epidemics or pandemics, including COVID-19, may adversely affect our business, results of operations and financial condition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 23, 2021 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 50,000 products to more than 35,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 24, 2021	December 25, 2020	December 24, 2021	December 25, 2020
Net sales	$558,251	$281,674	$1,745,757	$1,111,631
Cost of sales	432,562	222,799	1,355,272	863,480
Gross profit	125,689	58,875	390,485	248,151

Selling, general and administrative expenses	109,218	82,914	379,252	336,394
Other operating expenses, net	630	24,229	422	14,417
Operating income (loss)	15,841	(48,268)	10,811	(102,660)

Interest expense	4,225	5,344	17,587	20,946
Income (loss) before income taxes	11,616	(53,612)	(6,776)	(123,606)

Provision for income tax expense (benefit)	3,172	(16,555)	(1,853)	(40,703)

Net income (loss)	$8,444	$(37,057)	$(4,923)	$(82,903)

Net income (loss) per share:
Basic	$0.23	$(1.02)	$(0.13)	$(2.46)
Diluted	$0.22	$(1.02)	$(0.13)	$(2.46)

Weighted average common shares outstanding:
Basic	36,879,240	36,281,698	36,744,304	33,716,157
Diluted	41,795,193	36,281,698	36,744,304	33,716,157

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 24, 2021 AND DECEMBER 25, 2020
(in thousands)

	December 24, 2021	December 25, 2020
	(unaudited)
Cash and cash equivalents	$115,155	$193,281
Accounts receivable, net	172,540	96,383
Inventories, net	144,491	82,519
Prepaid expenses and other current assets	37,774	33,479
Total current assets	469,960	405,662

Equipment, leasehold improvements and software, net	133,622	115,448
Operating lease right-of-use assets	130,701	115,224
Goodwill	221,775	214,864
Intangible assets, net	104,743	111,717
Deferred taxes, net	9,380	7,535
Other assets	3,614	3,875
Total assets	$1,073,795	$974,325

Accounts payable	$118,284	$57,515
Accrued liabilities	35,390	27,924
Short-term operating lease liabilities	15,882	17,167
Accrued compensation	22,321	9,401
Current portion of long-term debt	5,141	6,095
Total current liabilities	197,018	118,102

Long-term debt, net of current portion	394,160	398,084
Operating lease liabilities	127,296	109,133
Other liabilities	5,110	4,416
Total liabilities	723,584	629,735

Preferred stock	—	—
Common stock	380	373
Additional paid in capital	314,242	303,734
Cumulative foreign currency translation adjustment	(2,022)	(2,051)
Retained earnings	37,611	42,534
Stockholders’ equity	350,211	344,590

Total liabilities and stockholders’ equity	$1,073,795	$974,325

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FIFTY-TWO WEEKS ENDED DECEMBER 24, 2021 AND DECEMBER 25, 2020
(unaudited, in thousands)

	December 24, 2021	December 25, 2020
Cash flows from operating activities:
Net loss	$(4,923)	$(82,903)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	21,998	19,774
Amortization of intangible assets	12,967	13,502
(Benefit) provision for allowance for doubtful accounts	(422)	21,372
Non-cash operating lease expense	1,402	689
Benefit for deferred income taxes	(1,845)	(18,418)
Amortization of deferred financing fees	2,299	3,426
Stock compensation	11,479	9,292
Change in fair value of contingent earn-out liabilities	(1,296)	(11,479)
Intangible asset impairment	597	24,200
Loss on asset disposal	193	151
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(70,777)	77,590
Inventories	(60,799)	49,050
Prepaid expenses and other current assets	(2,183)	(18,240)
Accounts payable, accrued liabilities and accrued compensation	71,519	(46,442)
Other assets and liabilities	(108)	1,317
Net cash (used in) provided by operating activities	(19,899)	42,881

Cash flows from investing activities:
Capital expenditures	(38,801)	(7,036)
Cash paid for acquisitions	(10,190)	(60,932)
Net cash used in investing activities	(48,991)	(67,968)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(37,610)	(40,432)
Proceeds from the issuance of common stock, net of issuance costs	—	85,941
Proceeds from debt issuance	51,750	—
Payment of deferred financing fees	(1,450)	(856)
Surrender of shares to pay withholding taxes	(1,829)	(3,670)
Cash paid for contingent earn-out liabilities	(83)	(2,927)
Borrowings under asset based loan facility	—	100,000
Payments under asset based loan facility	(20,000)	(60,000)
Net cash (used in) provided by financing activities	(9,222)	78,056

Effect of foreign currency translation on cash and cash equivalents	(14)	79

Net (decrease) increase in cash and cash equivalents	(78,126)	53,048
Cash and cash equivalents at beginning of period	193,281	140,233
Cash and cash equivalents at end of period	$115,155	$193,281

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 24, 2021	December 25, 2020	December 24, 2021	December 25, 2020
Numerator:
Net income (loss)	$8,444	$(37,057)	$(4,923)	$(82,903)
Add effect of dilutive securities:
Interest on convertible notes, net of tax	673	—	—	—
Net income (loss) available to common shareholders	$9,117	$(37,057)	$(4,923)	$(82,903)
Denominator:
Weighted average basic common shares outstanding	36,879,240	36,281,698	36,744,304	33,716,157
Dilutive effect of unvested common shares	341,965	—	—	—
Dilutive effect of options and warrants	49,008	—	—	—
Dilutive effect of convertible notes	4,524,980	—	—	—
Weighted average diluted common shares outstanding	41,795,193	36,281,698	36,744,304	33,716,157

Net income (loss) per share:
Basic	$0.23	$(1.02)	$(0.13)	$(2.46)
Diluted	$0.22	$(1.02)	$(0.13)	$(2.46)

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
(unaudited; in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 24, 2021	December 25, 2020	December 24, 2021	December 25, 2020
Net income (loss)	$8,444	$(37,057)	$(4,923)	$(82,903)
Interest expense	4,225	5,344	17,587	20,946
Depreciation	5,728	5,060	21,998	19,774
Amortization	3,189	3,391	12,967	13,502
Provision for income tax expense (benefit)	3,172	(16,555)	(1,853)	(40,703)
EBITDA (1)	24,758	(39,817)	45,776	(69,384)

Adjustments:
Stock compensation (2)	3,031	4,367	11,479	9,292
Other operating expenses, net (3)	630	24,229	422	14,417
Duplicate rent (4)	1,749	700	4,073	2,795
Payroll tax credit (5)	—	—	(1,418)	—
Moving expenses (6)	75	—	965	—

Adjusted EBITDA (1)	$30,243	$(10,521)	$61,297	$(42,880)

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.
4.Represents duplicate rent and occupancy costs for our Los Angeles, CA, Richmond, CA, and Miami, FL facilities.
5.Represents a payroll tax credit earned in accordance with the Employee Retention Credit under the CARES Act.
6.Represents moving expenses for the consolidation of certain facilities in New England and California.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO NET INCOME (LOSS)
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 24, 2021	December 25, 2020	December 24, 2021	December 25, 2020
Net income (loss)	$8,444	$(37,057)	$(4,923)	$(82,903)

Adjustments to reconcile net income (loss) to adjusted net income (loss) (1):
Other operating expenses (2)	630	24,229	422	14,417
Duplicate rent (3)	1,749	700	4,073	2,795
Moving expenses (4)	75	—	965	—
Third party debt modification fees (5)	—	—	—	1,233
Payroll tax credit (6)	—	—	(1,418)	—
Tax effect of adjustments (7)	(687)	(6,855)	(1,132)	(5,072)

Total adjustments	1,767	18,074	2,910	13,373

Adjusted net income (loss)	$10,211	$(18,983)	$(2,013)	$(69,530)

Diluted adjusted income (loss) per common share	$0.26	$(0.52)	$(0.05)	$(2.06)

Diluted shares outstanding - adjusted	41,795,193	36,281,698	36,744,304	33,716,157

1.We are presenting adjusted net income and adjusted earnings per common share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairments, and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.

3.Represents duplicate rent and occupancy costs for our Los Angeles, CA, Richmond, CA, and Miami, FL facilities.

4.Represents moving expenses for the consolidation of certain facilities in New England and California.

5.Represents interest expense related to investment banking fees paid in connection with the modification of our senior secured term loan.

6.Represents a payroll tax credit earned in accordance with the Employee Retention Credit under the CARES Act.

7.Represents the tax effect of items 2 through 6 above.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EARNINGS PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 24, 2021	December 25, 2020	December 24, 2021	December 25, 2020
Numerator:
Adjusted net income (loss)	$10,211	$(18,983)	$(2,013)	$(69,530)
Add effect of dilutive securities:
Interest on convertible notes, net of tax	673	—	—	—
Adjusted net income (loss) available to common shareholders	$10,884	$(18,983)	$(2,013)	$(69,530)
Denominator:
Weighted average basic common shares outstanding	36,879,240	36,281,698	36,744,304	33,716,157
Dilutive effect of unvested common shares	341,965	—	—	—
Dilutive effect of options and warrants	49,008	—	—	—
Dilutive effect of convertible notes	4,524,980	—	—	—
Weighted average diluted common shares outstanding	41,795,193	36,281,698	36,744,304	33,716,157

Adjusted earnings per share:
Diluted	$0.26	$(0.52)	$(0.05)	$(2.06)